Exhibit 99.2

FORM OF

NOMINEE HOLDER LETTER FOR TRANSFER OR SALE OF RIGHTS

_________________ ___, 2020

HC2 Holdings, Inc.

450 Park Avenue, 29th Floor

New York, NY

(212) 235-2690

Attention: Chief Legal Officer

Re:	Transfer or Sale of Rights

Dear Mr. Ferraro:

This letter is being submitted to HC2 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s rights offering (the “Rights Offering”) of shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its Common Stock and shares of its preferred stock that are entitled to participate in dividend distributions to holders of Common Stock as of 5:00 p.m., New York City time, on October 2, 2020 (the “Record Date”). The Rights are described in the Company’s Base Prospectus, dated September 9, 2020, and Prospectus Supplement, dated October 7, 2020.

In connection with the Rights Offering, the recordholder set forth on Annex A hereto (the “Recordholder”), which holds in its capacity as the custodian the Rights on behalf of the beneficial owner listed on Annex A hereto (the “Beneficial Owner”), has transferred or sold, on behalf of the Beneficial Owner, the amount of Rights specified on Annex A hereto. Accordingly, the Recordholder requests that the Company record such transfer or sale in its books and records.

The Recordholder, on behalf of the Beneficial Owner, hereby certifies that (i) it is a participant of The Depositary Trust Company (“DTC”); (ii) it held the amount of Rights (prior to the transfer or sale) listed on Annex A hereto on behalf of the Beneficial Owner; (iii) it has sold or transferred the amount of Rights listed on Annex A hereto to the transferee or transferees listed on Annex A hereto (collectively, the “Transferee”); and (iv) this letter has been duly authorized, executed and delivered by the Recordholder on behalf of the Beneficial Owner.

The Recordholder, on behalf of the Beneficial Owner, hereby acknowledges that: (i) it understands that if the Rights Offering is terminated or canceled for any reason, the Rights will expire and will no longer be exercisable or transferable, and will not have any value; (ii) the Company is relying on the certifications and information provided by the Recordholder herein, and the Company has no responsibility to verify the accuracy or completeness of any such information; and (iii) the Recordholder, Beneficial Owner and the Transferee bear all risk of loss associated with the transfer or sale of the Rights, even if the Rights Offering is terminated or canceled.

This letter shall be construed in accordance with, and governed by, the laws of the State of New York without regard to conflicts of law principles thereof that would result in the application of the laws of another jurisdiction.

*     *     *

Sincerely,

(Name of Recordholder)

By:
Name:
Title:

[Signature Page to Nominee Holder Letter]

Annex A

Name and Address of Beneficial Owner	Name, Address and DTC Participant Number of Recordholder	Name, Address and DTC Participant Number of Transferee	Amount of Rights Held by Recordholder (Prior to the Transfer or Sale)	Amount of Rights Transferred or Sold